Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228576, 333-203040, 333-210810, 333-211512, 333-213412, 333-214843, 333-216883, 333-254101, 333-261550, 333-270088, 333-277519, 333-281916 and 333-285322 on Form S-8 and Registration Statement No. 333-282196 on Form F-3 of our report dated February 11, 2026, relating to the financial statements of Ascendis Pharma A/S and the effectiveness of Ascendis Pharma A/S’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Deloitte Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

February 11, 2026